Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MAGELLAN HEALTH, INC.

1. The name of the Corporation is Magellan Health, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Charter Medical Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 11, 1969 (the "Original Certificate of Incorporation"). The Corporation filed an Amended and Restated Certificate of Incorporation on January 5, 2004 to amend and restate the Original Certificate of Incorporation, as amended, which was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), to put into effect and carry out a plan of reorganization. The Corporation filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on June 4, 2014 to change the Corporation’s name from Magellan Health Services, Inc. to Magellan Health, Inc. pursuant to Section 253(b) of the DGCL.

2. This Second Amended and Restated Certificate of Incorporation, which restates, integrates, and further amends the certificate of incorporation of the Corporation as heretofore amended and restated, has been adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the Corporation.

3. The date of filing of this Second Amended and Restated Certificate of Incorporation is May 25, 2017.

4. The text of the certificate of incorporation of the Corporation as amended and restated by this Second Amended and Restated Certificate of Incorporation reads in its entirety as follows:

ARTICLE FIRST: Name. The name of the Corporation is Magellan Health, Inc.

ARTICLE SECOND: Registered Office. The location and post office address of its registered office in this State is Corporation Service Company, 2711 Centerville Road, County of New Castle, Wilmington, Delaware 19808.

ARTICLE THIRD: Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

ARTICLE FOURTH: Duration. The term of its existence is perpetual.

ARTICLE FIFTH: Authorized Stock.

Part A: Authorized Number of Shares. The total number of shares of capital stock that the Corporation shall have the authority to issue is 110,000,000 shares, consisting of: (i) 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

Part B: Powers, Privileges and Rights of the Common Stock. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same powers, privileges and rights, except as otherwise provided by law or any other provision of the Corporation's certificate of incorporation from time to time in effect.

Section 1. Voting Powers. Except as otherwise provided by law, by Part C of this article or by any other provision of the Corporation's certificate of incorporation from time to time in effect, the holders of shares of Common Stock shall have the sole power to vote on all matters on which stockholders of the Corporation may vote (or to consent in lieu of a vote at a meeting) and if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock, such holders shall vote together with the holders of the Common Stock as though a single class.

(a) Holders of Common Stock shall have one vote per share on all matters on which such holders are entitled to vote.

(b) With respect to the election of directors of the Corporation by the stockholders, all directors of the Corporation shall be elected by vote of the holders of the Common Stock, except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth hereof with respect to a director as to whose election the holders of such series of Preferred Stock are entitled to vote. Except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth with respect to a director as to whose election the holders of such series of Preferred Stock are entitled to vote, in any election of directors of the Corporation by the stockholders, the individual receiving the highest number of votes in favor of his or her election from the stockholders entitled to vote thereon shall be elected.

Part C: Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each such series having such powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby granted to the Board of Directors of the Corporation to issue from time to time shares of the Preferred Stock in one or more series, each such series to include such number of shares and to have such powers, preferences and rights as are stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as required by the DGCL before such issuance and determining and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof (including without limitation, dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences), as shall in the discretion of the Board of Directors of the Corporation be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, repurchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

Part D: Uncertificated Shares. Any or all classes and series of stock of the Corporation, or any part thereof, may be represented by uncertificated stock to the extent permitted by the DGCL. The rights and obligations of the holders of stock represented by certificates and the rights and obligations of the holders of uncertificated stock of the same class and series shall be identical.

ARTICLE SIXTH: Management of the Corporation's Business and Affairs

Part A:  The Board of Directors. The business and affairs of the Corporation shall be managed by or under the authority of the Board of Directors of the Corporation, which shall be constituted and act in accordance with law and the provisions of the certificate of incorporation and bylaws of the Corporation.

Section 1.  Number of Members and Allocation to Classes. The number of members of the Board of Directors shall be as provided by the Bylaws. Prior to the 2018 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes, designated as Class 1, Class 2 and Class 3. Each director elected prior to the 2018 annual meeting of stockholders shall serve the full three-year term to which such director was elected. Following the expiration of the terms of (a) the Class 2 directors at the 2018 annual meeting of stockholders, (b) the Class 3 directors at the 2019 annual meeting of stockholders and (c) the Class 1 directors at the 2020 annual meeting of stockholders, the directors whose terms expire at each such meeting shall be elected for a term of one year, expiring at the earlier of (i) the succeeding annual meeting of stockholders or (ii) the election and qualification of such director’s successor or upon his or her death, incapacity, resignation or removal;  provided, however, that any director elected exclusively by the holders of one or more series of Preferred Stock shall have such term of office as shall be provided in the resolution or resolutions fixing and determining the designation, powers, preferences and rights of such series of Preferred Stock in effect as provided by Part C of Article Fifth hereof. Each director selected as a successor to a director in office shall have the remaining term of office of the director he or she succeeded, except that, if such successor director is elected at an annual meeting of stockholders at which the term of the director succeeded by such successor director expired, such term shall extend until the succeeding annual meeting of stockholders.

Section 2.  Selection and Removal of Directors. Whenever a director is to be elected by the stockholders, such director shall be elected by the vote of the stockholders otherwise provided by law and the certificate of incorporation and bylaws of the Corporation. Election of directors need not be by ballot. Except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth hereof with respect to the vote of the holders of such series on the removal of a director as to whose election the holders of such series were entitled to vote, any director may be removed from office with or without Cause (as hereinafter defined) by the affirmative vote of the holders of Common Stock entitled to cast a majority of the votes which all holders of Common Stock are entitled to cast at the meeting held to vote on removal of such director (or by such written consent in lieu of a meeting of holders of Common Stock as provided for such action by law and the certificate of incorporation and bylaws of the Corporation). For purposes hereof, "Cause" for the removal of a director shall mean conviction of a felony, any act of dishonesty in respect of the Corporation or a breach of fiduciary duty to the Corporation.

Part B: Director Liability. A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this part nor the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this part shall eliminate or reduce the effect of this part in respect of any matter occurring, or any cause of action, suit or claim that, but for this part, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Part C: Indemnification of Directors, Officers, Employees and Agents. To the fullest extent permitted by law from time to time in effect, the

Corporation shall indemnify persons who serve as its directors or officers and shall advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, establish reasonable procedures for the making of such indemnification and advancement of expenses and may further obligate itself to provide indemnification or to advance expenses to such persons and may purchase insurance with respect to liabilities imposed on its directors and officers and set apart funds to provide for the payment thereof. Neither amendment nor repeal of this part nor the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this part shall eliminate or reduce the effect of this part in respect of any matter occurring, or any cause of action, suit or claim that, but for this part, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE SEVENTH: By-Laws: In furtherance and not in limitation of the powers conferred by law and subject to any limitations contained in the certificate of incorporation of the Corporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon;

ARTICLE EIGHTH: Amendment of the Certificate of Incorporation.

(a) The certificate of incorporation of the Corporation may be amended, modified or repealed and new provisions adopted as permitted by law and this Amended and Restated Certificate of Incorporation, including the affirmative vote of any class or series of capital stock of the Corporation, voting as though a separate class, required by law for any amendment which adversely affects the powers, privileges or rights of such class or series of stock as provided hereby.

(b) Any powers, privileges or rights granted pursuant hereto are subject to alteration, amendment or repeal as provided herein.

ARTICLE NINTH: DGCL Section 203. The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE TENTH Effective Time. This Second Amended and Restated Certificate of Incorporation shall become effective, in accordance with the DGCL, upon filing with the office of the Secretary of State of the State of Delaware (the date of such effectiveness, the "Effective Date").

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has duly executed this Amended and Restated Certificate of Incorporation on this 25th day of May, 2017.

/s/ Daniel N. Gregoire
Name: Daniel N. Gregoire Title: General Counsel and Secretary